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                                                                    EXHIBIT 10.4
                                    FORM OF
                           SPECIAL DEFERRAL AGREEMENT


         This Agreement is dated __________, 199_, and is between ________________, who resides at ___________________, _____, __________________
(referred to as "Executive") and CIGNA Corporation, 1650 Market Street, Philadelphia, Pennsylvania, 19192, a Delaware corporation (referred to as "CIGNA").

         Executive and CIGNA, intending to be legally bound and in consideration of the promises in this Agreement, mutually agree as follows:


1.       (a)     Executive agrees and acknowledges that, at the sole and
                 absolute discretion of the People Resources Committee of CIGNA's Board of Directors (the "Committee"), the Committee may direct that payment of all or any part of Executive's compensation from CIGNA Corporation or any of its subsidiaries
                 (the "Company"), whether in cash or in shares of CIGNA stock, and whether in the form of salary, annual incentive awards, long term incentive awards or any other payments, that:

                          (i) is not paid under a performance based plan as described in Section 162(m) of the Internal Revenue Code (Section 162(m)); and

                          (ii) exceeds the limits, if any, on deductibility of compensation to the Executive under
                                  Section 162(m) (the "162(m) limits");

                 be deferred until the earlier of the calendar year of Executive's termination of employment with the Company or the calendar year in which payment of such compensation would be deductible under Section 162(m).

         (b) Any compensation deferred under subparagraph 1(a) will be credited with interest until the date of payment. The interest rate for any calendar year shall be equal to one hundred twenty percent (120%) of the applicable federal long-term rate for the month of January of the calendar year for which the interest will be credited, with compounding on a monthly basis.

         (c) Any compensation deferred under subparagraph 1(a) and any related interest (collectively, the "Deferred Amount") will be paid to the Executive in a single lump sum in the January following the date on which Executive's employment with the Company terminates.





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         (d)     Notwithstanding subparagraph 1(c), the Executive may request payment of the Deferred Amount in ten (10) substantially equal annual installments with the first installment payable in January of the year following the date on which Executive's employment with the Company terminates. The Executive's request for payment of the Deferred Amount in the form of ten annual installments shall be made in writing to CIGNA's senior human resources officer (the "SHRO"). The request must be received by the SHRO no later than thirteen (13) months before the date of payment. The Committee may, in its sole and absolute discretion, waive the thirteen (13) month requirement set forth above for an Executive whose termination of employment occurs before January 1, 1996. The SHRO shall forward any request made under this subparagraph 1(d) to the Committee, which shall consider any such request. In determining whether the request should be granted, the Committee shall consider the Executive's financial needs, including any other sources of retirement income, and the needs and financial security of the Executive's dependents.
                 If the Committee, in its sole and absolute discretion, determines that the request should be granted, payment of the Deferred Amount shall be in the form of ten annual installments.

         (e) If any compensation deferred under subparagraph 1(a) results in a reduction of amounts payable to the Executive under the Savings and Investment Plus Supplemental Plan or any successor plan or arrangement (SIP Supplement), the Deferred Amount described in subparagraph 1(c) will include:

                 (1)      the amount by which (A) exceeds (B) where:

                          (A) equals the amount of SIP Supplement payments the Executive would have received after the effective date of this Agreement had none of the Executive's compensation been deferred under subparagraph 1(a); and

                          (B) equals the actual amount of SIP Supplement payments the Executive receives after the effective date of this Agreement; and

                 (2) interest on the amount in subparagraph 1(e)(1) computed from the date any applicable SIP Supplement payment would have been made to the date of actual payment, at the rate of interest described in paragraph 1(b).





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         (f)     If Executive dies before his termination of employment with the Company, any Deferred Amount not yet paid to the Executive will be paid in a lump sum within ninety (90) days of his death to his surviving spouse or, if she does not survive him, to his estate.


2. This Agreement is not a contract of employment for any specified term, and nothing herein is intended to, nor shall be construed as, changing the nature of Executive's employment from an at-will relationship. This Agreement is limited to the terms and conditions set forth herein and does not otherwise address Executive's compensation or benefits, the duties and responsibilities of his position, or any of the Company's other rights as employer.


3. The Agreement is made and entered into in the Commonwealth of Pennsylvania, and at all times and for all purposes shall be interpreted, enforced and governed under its laws.


4. It is agreed that any controversy or claim arising out of or relating to this Agreement shall be settled exclusively by arbitration in Philadelphia, Pennsylvania, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the Arbitrator(s) may be entered in any court having jurisdiction thereof.


5. CIGNA's rights and obligations under this Agreement will inure to the benefit of and be binding upon CIGNA's successors and assigns.


6. The Company's obligations under this Agreement shall be unfunded and unsecured and shall be paid when due out of the general assets of the Company. However, the Company's obligations may be funded through the CIGNA Corporation Benefits Protection Trust or other "rabbi trust" arrangement which is a grantor trust the assets of which are not subject to the claims of creditors of the Company, except in the case of bankruptcy or insolvency of the Company.


7. This Agreement contains the entire agreement between Executive and CIGNA with respect to the matters addressed herein and fully replaces and supersedes any and all prior agreements or understandings between them related to such matters. Any amendment to this Agreement must be in writing and signed by both CIGNA and Executive.





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         IN WITNESS WHEREOF, the persons named below have signed this Agreement and Release on the dates shown below.


                                  CIGNA Corporation
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                                  By:
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           Date                        ----------------------



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           Date                          ----------------



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